EX. 99.28(d)(14)(vi)

Amendment
to Investment Sub-Advisory Agreement Among
Jackson National Asset Management, LLC,
Eaton Vance Management, and

Jackson Variable Series Trust

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Eaton Vance Management, a Massachusetts business trust and registered investment adviser (the “Sub-Adviser”), and Jackson Variable Series Trust, a Massachusetts business trust (the “Trust”).

Whereas, the Adviser, the Sub-Adviser, and the Trust (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust, as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement.

Whereas, the Parties have agreed to amend the following sections of the Agreement:

Section 3. “Management.”;
Section 8. “Compensation.”; and
Section 18. “Miscellaneous.”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1. The first paragraph in Section 3. “Management.” shall be deleted and replaced in its entirety with the following paragraph:

“Management.  Subject always to the supervision of the Adviser and the Board of Trustees, Sub-Adviser will furnish an investment program in respect of, and shall have full investment authority and discretion for, all assets of the Funds and place all orders for the purchase and sale of securities, including investments in the JNL/Eaton Vance Global Macro Absolute Return Advantage Fund Ltd. (the “Subsidiary”), a wholly owned subsidiary of the Fund formed as a company exempt from tax in the Cayman Islands, pursuant to a sub-advisory agreement between the Adviser and the Sub-Adviser (the “Subsidiary Agreement”), foreign or domestic securities, and other property (including but limited to financial futures, options of any type, commodities and other derivative instruments), all on behalf of the Funds as the Sub-Adviser shall determine in accordance with each Fund’s investment restrictions, policies and Prospectus.”

2. The first paragraph in Section 8. “Compensation.” shall be deleted and replaced in its entirety with the following paragraph:

“Compensation.  For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Adviser will pay the Sub-Adviser to the Subsidiary under the Subsidiary Agreement, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee in accordance with Schedule B hereto.”

3. After the second paragraph in Section 18. “Miscellaneous.” the following paragraph shall be added:

If the Sub-Adviser shall cease to furnish services to the Funds under this Agreement or similar contractual arrangement, for any reason whatsoever, the Fund or the Adviser, at its expense:

a)
as promptly as practicable, shall take all necessary action to cause the Prospectus, Statement of Additional Information, and any other relevant documentation to be amended to accomplish a change of name to eliminate any reference to “Eaton Vance Management”; and

b)
within 60 days after the termination of this Agreement or such similar contractual arrangement, shall cease to use in any other manner, including, but not limited to, use in any sales literature or promotional material, the name “Eaton Vance Management” or any name, mark or logo type derived from it or similar to it or indicating that the Fund is managed by or otherwise associated with the Sub-Adviser or misleadingly implying a continuing relationship between the Fund and the Sub-Adviser or any of its affiliates, unless such use is with respect to reporting historical performance information of the Fund during a period when such use of name was authorized or as agreed upon by both parties.

4.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective Party to this Amendment.

6.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective August 13, 2018.

Jackson National Asset Management, LLC		Eaton Vance Management

By:	/s/ Mark D. Nerud	By:	/s/ Maureen Gemma
Name:	Mark D. Nerud	Name:	Maureen Gemma
Title:	President and CEO	Title:	VP, Chief Legal Officer – EV Funds

Jackson Variable Series Trust

By:	/s/ Kelly L. Crosser
Name:	Kelly L. Crosser
Title:	Assistant Secretary

Schedule B
Dated August 13, 2018
(Compensation)

JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
Average Daily Net Assets	Annual Rate

All Assets	0.50%

Accrued daily and payable monthly on the average daily net assets in the Fund, including the average daily net assets of the Subsidiary.

B-1